Exhibit 21.1

 Subsidiaries of LMP Automotive Holdings, Inc.

LMP Party	Jurisdiction
601 NSR, LLC	Delaware
LMP Grande 001 Holdings, LLC	Florida
LMP Newnan 001 Holdings, LLC	Georgia
LMP Newnan LLC	Georgia
LMP Motors.com, LLC	Delaware
LMP Finance, LLC	Delaware
LMP Automotive Holdings, LLC	Delaware
LMP Technologies, LLC	Delaware
LMP Beckley 001 Holdings, LLC	West Virginia
LMP Beckley 002 Holdings, LLC	West Virginia
LMP Greeneville 001 Holdings, LLC	Tennessee
LMP Long Island 001 Holdings, LLC	Delaware
LMP Port Charlotte KOPC, LLC	Florida
LMP Cape Coral KOCC, LLC	Florida
LMP Beckley KCC, LLC	West Virginia
LMP Beckley BAM, LLC	West Virginia
LMP Beckley HK, LLC	West Virginia
LMP Beckley HOB, LLC	West Virginia
LMP Beckley HS, LLC	West Virginia
LMP Greeneville BBCBGC, LLC	Tennessee
LMP Beckley RE KCC, LLC	West Virginia
LMP Beckley RE BAM, LLC	West Virginia
LMP Greeneville RE BBCBGC, LLC	Tennessee